Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synalloy Corporation:

We consent to the incorporation by reference in the registration statements No. 333-204850 on Form S-3 and No. 333-188937 on Form S-8 of Synalloy Corporation of our reports dated March 13, 2018, with respect to the consolidated balance sheets of Synalloy Corporation as of December 31, 2017 and 2016, and the related consolidated statements of operations and other comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule II (collectively the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Synalloy Corporation.
The Company acquired certain assets of Marcegaglia USA, Inc. (the Munhall facility) during 2017, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, the Munhall facility’s internal control over financial reporting associated with total assets (including amounts resulting from the purchase price allocation) of $20.2 million and total revenues of $25.8 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Munhall facility.

/s/ KPMG LLP

Richmond, Virginia
March 13, 2018